Exhibit 99

PRESS RELEASE

For more information:

Gary Langford, Chief Financial Officer, Nexxus Lighting, Inc.

704-405-0416

Nexxus Lighting Reports Significantly Higher Third Quarter 2011 Results

Array® Revenue Tripled

CHARLOTTE, NC, November 8, 2011 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today reported its third quarter 2011 results. Highlights include:

•	Revenue for the quarter increased 69% to $2.1 million

•	Sales of Array® LED replacement light bulbs more than tripled to $1.2 million

•	Gross Margins improved to 31%

•	Cash position strengthened to $4.1 million at September 30, 2011 compared to $3.5 million at June 30, 2011

Third Quarter 2011 Performance

Revenue

Total revenue for the three months ended September 30, 2011 increased 69%, or approximately $865,000, to approximately $2,113,000 as compared to approximately $1,249,000 for the three months ended September 30, 2010. Sales of Lumificient products increased 4% from approximately $923,000 in the third quarter of 2010 to approximately $957,000 in the third quarter of 2011.

Sales of Array products in the third quarter of 2011 grew 255%, or approximately $830,000, over the comparable period in 2010. This growth represents the expansion of our Array product sales to the consumer market channel. We completed the initial shipments of our Array products to approximately 1,100 home improvement stores across the United States in the second quarter of 2011. In July 2011, we began fulfilling replenishment orders for regional distribution centers.

We believe the 2011 launch of our Array products into the consumer market channel presents significant opportunities for future growth. As this channel entry is new for the company, and sales of our products to this channel are affected by the individual retailer’s pricing, promotions, programs and strategies, adjustments will need to be made as programs evolve. To date, sales of certain products have exceeded demand expectations, while others have fallen short of our anticipated targets. While we do not provide specific information on consumer demand due to confidentiality and other obligations, overall sales of Array products to the consumer have been below what we had anticipated. In response, and in partnership with our major customer, we are exploring additional opportunities to increase retail sales and in-store inventory turns. These opportunities may include utility rebate programs, price concessions, sales initiatives, marketing programs, advertising campaigns, training sessions and point-of-sale educational materials.

“We are pleased to report another very strong quarter, with significant year over year performance improvements in revenue, margin and the reduction of net loss as we execute on developing a key new market channel for Array®” stated Mike Bauer, Nexxus’ President and Chief Executive Officer. “We made the consumer market a key strategic area of focus this year and have developed a long term plan to expand our customer base, add new products and leverage new marketing elements including social media to build our brand and drive sales at the retail level. In addition, as anticipated, the sales volume provided by this channel has enabled us to significantly lower our costs and leverage our intellectual property and designs to compete more effectively across all market channels. We continue to work closely with our supply chain partners and customers to ensure that we are competitively positioned in the market. On the commercial side of our business, we have been working hard on a disruptive model to directly reach key lighting maintenance contractors, electrical contractors, builders, ESCO’s, property management firms, facilities engineers and national accounts with the Array® Lighting product offering. Our products have been tested and proven to be some of the best in the industry in both performance and quality. Our challenge has been getting our message directly to the key customers who are making lighting purchases, and not getting lost in layers of channel noise. Our new commercial imitative is designed to break through the old paradigm for lighting sales and enable us to directly connect with actual users adopting advance lighting technologies to save money and energy. I am very excited about the program we have developed and are preparing to launch in the coming weeks,” concluded Mr. Bauer.

“One of our strategic initiatives for consumer market expansion is enrolling our Energy Star® products with utility rebate programs,” added Gary Langford, Nexxus’ Chief Financial Officer. “On October 18, we announced a prescriptive rebate program in collaboration with American Electric Power Service Corporation in Ohio. We have other rebate programs in effect and in process across the U.S., and intend to continue pursuing this strategy. A number of our employees currently are participating in the 2011 Energy Star® Products Partner Meeting being held here in Charlotte.”

Gross Profit

Gross profit for the quarter ended September 30, 2011 was approximately $656,000, or 31% of revenue, as compared to approximately $136,000, or 11% of revenue, for the comparable period of 2010. Direct gross margin, which is revenue less material cost, decreased from 44% in the third quarter of 2010 to 43% in the third quarter of 2011. This decrease reflects a shift in sales mix to Array products and the impact of launching the Array product line into the consumer market channel.

In the third quarter of 2011, distribution costs, which include some light assembly costs, decreased to approximately $257,000, or 12% of revenue, as compared to approximately $417,000, or 33% of revenue, in the third quarter of 2010. We were able to leverage our sales growth across our supply chain assets. In particular, depreciation expense decreased from 15% of Array sales in the third quarter of 2010 to 5% of Array sales in the third quarter of 2011.

In the third quarter of 2010, we recorded approximately $128,000 more expense for inventory reserves compared to the same period in 2011. The increase in inventory reserves in the third quarter of 2010 was primarily attributable to the Array R30 Natural White lamp versions used in the U.S. and certain international markets, as well as other 230v products dedicated for use in certain international markets. In addition, distribution costs in the third quarter of 2010 included approximately $84,000 of higher labor, overhead and freight costs for inventory sold during the period, as compared to the third quarter of 2011.

Operating Expenses

Selling, general and administrative (SG&A) expenses were approximately $1,433,000 for the quarter ended September 30, 2011 as compared to approximately $1,263,000 for the same period in 2010, an increase of approximately $170,000, or 13%. SG&A expenses increased in the third quarter of 2011 due to higher employee costs of approximately $66,000 and increased legal and consulting fees of approximately $50,000.

Research and development costs were approximately $214,000 during the three months ended September 30, 2011 and were flat as compared to the same period in 2010.

Net Loss

Net loss for the three months ended September 30, 2011 and 2010 was approximately $1,029,000 and $2,394,000, respectively, including income from discontinued operations related to the legacy commercial and pool lighting businesses of approximately $3,000 in 2011 and a loss of approximately $1,028,000 in 2010. Basic and diluted loss per common share was $0.06 and $0.15 for the three months ended September 30, 2011 and 2010, respectively. Basic and diluted loss per common share from continuing operations was $0.06 and $0.08 for the three months ended September 30, 2011 and 2010, respectively. Basic and diluted loss per common share from discontinued operations was $0.00 and $0.06 for the three months ended September 30, 2011 and 2010, respectively.

Cash and Liquidity

As of September 30, 2011, we had cash and cash equivalents of $4,081,000 compared to $3,541,000 at June 30, 2011.

“In addition to sales growth, we also are very focused on managing our liquidity,” stated Nexxus’ CFO Gary Langford. “We are pleased to report the strengthening of our cash position while continuing our expansion into the consumer market channel.”

Year to Date 2011 Performance

Revenue

Total revenue for the nine months ended September 30, 2011 increased 93% to approximately $7,732,000 as compared to the nine months ended September 30, 2010. Sales of Lumificient products increased approximately $239,000 from approximately $2,742,000 in the nine months ended September 30, 2010 to $2,981,000 in the nine months ended September 30, 2011. The increase in revenue from Lumificient products reflects growth in national sign programs and other commercial applications.

Sales of our Array LED lamps increased 278% to approximately $4,751,000 in the nine months ended September 30, 2011 compared to approximately $1,258,000 in the nine months ended September 30, 2010. The sales increase of approximately $3,493,000 represents the launch of Array products for sale through the consumer market channel. In the second quarter of 2011, we completed our initial shipments of Array products to approximately 1,100 home improvement stores across the United States. The home improvement retailer offers seventeen different Array products, including our PAR 38, R30, R16, MR16 and GU10 lamps that have qualified for the Energy Star rating.

Gross Profit

Gross profit for the nine months ended September 30, 2011 was approximately $2,150,000, or 28% of revenue, as compared to approximately $1,076,000, or 27% of revenue, for the comparable period of 2010. Direct gross margin, which is revenue less material cost, decreased from 46% for the nine months ended September 30, 2010 to 40% in the same period of 2011, reflecting a shift in sales mix to Array products and the impact of launching the Array product line into the consumer market channel. We do not expect that we will be able to command our historical margins for sales through the consumer market channel. However, the additional unit volume generated by sales through this channel has allowed us to significantly lower our costs and compete more effectively across all market channels.

For the nine months ended September 30, 2011, distribution costs, which include some light assembly costs, increased to approximately $939,000, or 12% of revenue, as compared to approximately $762,000, or 19% of revenue, for the nine months ended September 30, 2010. As a result of the increased revenue, we incurred higher freight expenses of approximately $209,000 and an increase in warranty costs of $54,000 over the comparable period of 2010. The increase in distribution costs was partially offset by approximately $51,000 in lower inventory reserve expense in the nine months ended September 30, 2011 as compared to the same period in 2010. In addition, we were able to leverage our sales growth across our supply chain assets. In particular, depreciation expense decreased from 11% of Array sales in the first nine months of 2010 to 4% of Array sales in the first nine months of 2011.

Operating Expenses

Selling, general and administrative (SG&A) expenses were approximately $4,654,000 for the nine months ended September 30, 2011 and were flat as compared to the same period in 2010.

Research and development costs were approximately $632,000 during the nine months ended September 30, 2011 as compared to approximately $735,000 during the same period in 2010. This decrease of approximately $103,000 was primarily due to lower payroll expenses of approximately $47,000 and lower project-related costs of approximately $58,000, in the first nine months of 2011 as compared to the same period of 2010.

Net Loss

Net loss for the nine months ended September 30, 2011 and 2010 was approximately $3,226,000 and $6,743,000, respectively, including income from discontinued operations related to the legacy commercial and pool lighting businesses of approximately $7,000 in 2011 and a loss of approximately $1,770,000 in 2010. Basic and diluted loss per common share was $0.20 and $0.42 for the nine months ended September 30, 2011 and 2010, respectively. Basic and diluted loss per common share from continuing operations was $0.20 and $0.31 for the nine months ended September 30, 2011 and 2010, respectively. Basic and diluted loss per common share from discontinued operations was $0.00 and $0.11 for the nine months ended September 30, 2011 and 2010, respectively.

Nexxus Lighting, Inc. Life’s Brighter!™

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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Nexxus Lighting, Inc.

Consolidated Balance Sheets

	(Unaudited) September 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$4,081,478	$5,308,900
Trade accounts receivable, less allowance for doubtful accounts of $47,789 and $35,899	790,963	645,254
Inventories, less reserve of $385,267 and $270,797	3,682,668	3,543,526
Note receivable	—	1,110,982
Prepaid expenses	89,320	109,648
Other assets	35,334	15,605

Total current assets	8,679,763	10,733,915

Property and equipment	3,360,719	3,172,715
Accumulated depreciation and amortization	(2,425,969)	(2,091,230)

Net property and equipment	934,750	1,081,485

Goodwill	2,396,289	2,396,289
Other intangible assets, less accumulated amortization of $806,944 and $592,645	2,670,032	2,750,010
Deposits on equipment	3,200	—
Other assets, net	25,415	58,510

	$14,709,449	$17,020,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,591,141	$1,270,937
Related party payable	13,421	35,212
Accrued compensation and benefits	219,714	213,414
Current portion of deferred rent	45,193	80,131
Other current liabilities	65	3,434

Total current liabilities	1,869,534	1,603,128

Convertible promissory notes to related parties, net of debt discount	2,293,346	2,231,588
Deferred rent, less current portion	1,329	25,882

Total liabilities	4,164,209	3,860,598

Stockholders’ Equity:
Common stock, $.001 par value, 30,000,000 and 25,000,000 shares authorized, 16,452,738 and 16,245,503 issued and outstanding	16,453	16,246
Additional paid-in capital	49,998,084	49,386,782
Accumulated deficit	(39,469,297)	(36,243,417)

Total stockholders’ equity	10,545,240	13,159,611

	$14,709,449	$17,020,209

Nexxus Lighting, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$2,113,003	$1,248,501	$7,732,313	$3,999,945
Cost of sales	1,456,946	1,112,688	5,582,692	2,924,237

Gross profit	656,057	135,813	2,149,621	1,075,708

Operating expenses:
Selling, general and administrative	1,432,920	1,262,788	4,654,095	4,660,623
Research and development	214,116	211,699	631,799	734,769

Total operating expenses	1,647,036	1,474,487	5,285,894	5,395,392

Operating loss	(990,979)	(1,338,674)	(3,136,273)	(4,319,684)

Non-operating income (expense):
Interest expense	(41,576)	(27,530)	(97,198)	(213,952)
Debt extinguishment costs	—	—	—	(441,741)
Other income	85	538	489	1,415

Total non-operating expense, net	(41,491)	(26,992)	(96,709)	(654,278)

Loss from continuing operations	$(1,032,470)	$(1,365,666)	$(3,232,982)	$(4,973,962)

Discontinued operations:
Income (loss) from discontinued operations	3,272	(1,028,141)	7,102	(1,769,515)

Net loss	$(1,029,198)	$(2,393,807)	$(3,225,880)	$(6,743,477)

Basic and diluted loss per common share:
Continuing operations	$(0.06)	$(0.08)	$(0.20)	$(0.31)

Discontinued operations	$0.00	$(0.06)	$0.00	$(0.11)

Net loss	$(0.06)	$(0.15)	$(0.20)	$(0.42)

Basic and diluted weighted average shares outstanding	16,452,738	16,245,503	16,389,967	16,243,965

Nexxus Lighting, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(3,225,880)	$(6,743,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	349,295	421,933
Amortization of intangibles	214,299	212,974
Amortization of debt discount and debt issuance costs	84,277	155,181
Debt extinguishment costs	—	441,741
Amortization of deferred rent	(59,491)	(48,223)
Stock-based compensation	291,759	248,232
Loss on disposal of property and equipment	3,401	9,116
Loss on sale of businesses	622	—
Impairment of assets relating to discontinued operations	—	602,867
Increase (decrease) in inventory reserve	114,470	(238,867)
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable, net	(145,709)	256,886
Inventories	(253,612)	(71,639)
Prepaid expenses	20,328	5,394
Other assets	8,847	(5,136)
Increase (decrease) in:
Accounts payable, accrued liabilities and related party payable	280,413	294,385
Accrued compensation and benefits	6,300	(83,262)
Other liabilities	(3,369)	(14,001)

Total adjustments	911,830	2,187,581

Net cash used in operating activities	(2,314,050)	(4,555,896)

Cash Flows from Investing Activities:
Proceeds from the sale of businesses, net of transaction costs	1,110,360	—
Purchase of property and equipment	(216,661)	(283,962)
Patents and trademark costs	(134,321)	(246,575)
Proceeds from the sale of property and equipment	7,500	6,600
Acquisition costs of Lumificient Corporation, net of cash acquired	—	(105,911)

Net cash provided by (used in) investing activities	766,878	(629,848)

Cash Flows from Financing Activities:
Proceeds from exercise of employee stock options and warrants, net	319,750	14,900
Payments on promissory notes	—	(3,800,000)
Fees related to follow-on equity offering	—	(49,954)

Net cash provided by (used in) financing activities	319,750	(3,835,054)

Net decrease in Cash and Cash Equivalents	(1,227,422)	(9,020,798)

Cash and Cash Equivalents, beginning of period	5,308,900	15,167,496

Cash and Cash Equivalents, end of period	$4,081,478	$6,146,698

Supplemental Cash Flow Information:
Cash paid for interest	$—	$262,356